DATED February 26, 2014
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2017

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2017
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	February 26, 2014
Settlement Date (Original Issue Date):	March 3, 2014
Maturity Date:	March 3, 2017
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.00%
Dealer’s Commission:	0.25% (25 basis points)
All-in-price:	99.75%
Net Proceeds to Issuer:	$299,250,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+23 basis points (0.23%)
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 3rd of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 3rd of March, June, September and December of each year, commencing June 3, 2014 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (22.33%)
Citigroup Global Markets Inc. (22.34%)
J.P. Morgan Securities LLC (22.33%)
Co-Managers:	BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
The Williams Capital Group, L.P. (3.00%)

U.S. Bancorp Investments, Inc. (3.00%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5Y3
Supplemental United States Federal Income Tax Considerations
Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.

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